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ImmunoCellular Therapeutics, Ltd.
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Jane Green
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ImmunoCellular Therapeutics Appoints Gary S. Titus to its Board of Directors

Los Angeles, CA - January 2, 2013 - ImmunoCellular Therapeutics, Ltd. ("ImmunoCellular") (NYSE MKT: IMUC) today announced the appointment of Gary S. Titus to its board of directors. Mr. Titus is currently the Senior Vice President and Chief Financial Officer of SciClone Pharmaceuticals, Inc. and has more than 20 years of business experience in the healthcare and biopharmaceutical industries. Mr. Titus has extensive experience in working with public corporations in a variety of areas, including financial planning and analysis, SEC reporting, investor relations, business development, and corporate strategy.

"Gary's strategic financial planning skills, strong commitment to fiscal responsibility and regulatory compliance and broad financial leadership experience in both R&D-based and commercial operating companies make him an ideal addition to ImmunoCellular's board of directors," said Andrew Gengos, Chief Executive Officer. "Gary's reputation for integrity and thoughtful analysis complement his broad management and planning skill set, and will be especially valuable as we advance our pipeline, expand our business and strengthen our position as a leading cancer immunotherapy company."

In September 2012, Jacqueline Brandwynne stepped down from ImmunoCellular's board of directors. John Yu, MD, PhD, Founder, Chief Scientific Officer and Chairman of the Board commented: "We look forward to Gary's valuable contribution to the financial health and corporate leadership of our company. We also want to acknowledge the significant contribution to our company from Jacqui throughout her tenure as a valued and respected member of our board. We thank her for her tireless work on our behalf, her integrity and her "can-do" attitude. She gave generously of her time and provided wise counsel that benefitted our company. We will miss her, and wish her well."

Mr. Titus has held the position of Chief Financial Officer at SciClone since 2008. Prior to SciClone, Mr. Titus served as Senior Vice President of Finance and Chief Financial Officer at Kosan Biosciences, prior to its acquisition by Bristol-Myers Squibb, in which transaction he played a significant role. Prior to that, Mr. Titus was Chief Financial Officer and Vice President at Nuvelo, Inc. Earlier in his career, Mr. Titus held a variety of positions with increasing management responsibilities at other companies, including Metabolex, Inc., Intrabiotics Pharmaceuticals, Inc., and Johnson & Johnson's healthcare division LifeScan, Inc. Mr. Titus earned a Bachelor of Science degree in Accounting from University of South Florida and a Bachelor of Science degree in Finance from University of Florida and is a Certified Public Accountant. He also completed the Global BioExecutive Program at UC Berkeley's Haas School of Business and is a member of several professional organizations.

About ImmunoCellular Therapeutics, Ltd.

ImmunoCellular Therapeutics, Ltd. is a Los Angeles-based clinical-stage company that is developing immune-based therapies for the treatment of brain and other cancers. ImmunoCellular has commenced a Phase II trial of its lead product candidate, ICT-107, a dendritic cell-based vaccine targeting multiple tumor-associated antigens for glioblastoma. To learn more about ImmunoCellular, please visit www.imuc.com.